Exhibit 99.1
CONN'S, INC. REPORTS APRIL AND FIRST QUARTER FISCAL 2016
SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, May 7, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $96.9 million in total retail net sales for the month ended April 30, 2015, a 12.0% increase compared to the same prior year period. For the three months ended April 30, 2015, total retail net sales were $296.0 million, a 6.6% increase compared to the prior year quarter.

The following table presents the Company's percentage change in same store sales for the month ended and three months ended April 30, 2015, compared to the same prior-year periods, and the 60-plus day delinquency rate as of April 30, 2015:

	Month Ended	Three Months Ended
	April 30, 2015	April 30, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	—%	(5.5)%
Home appliance	1.6	0.8
Consumer electronic	5.9	(2.6)
Home office	(16.0)	(15.5)
Other	(22.0)	(28.1)
Product sales	(0.7)	(5.0)
Repair service agreement commissions	8.6	1.3
Total net sales	0.3%	(4.3)%

		As of April 30, 2015
60-plus day delinquency rate		8.4%

Theodore M. Wright, Conn’s chairman and chief executive officer, commented, "Greater than 60-day delinquency was 8.4% as of April 30, 2015 compared to 8.0% as of April 30, 2014, with a sequential decrease of 30 basis points from March 31, 2015."

"As expected, same store sales in April and for the quarter were negatively impacted by tightened underwriting and supply chain disruption attributable to the prolonged port labor dispute. Same store sales for the month increased 0.3% against an increase of 12.9% in April last year. Same store sales decreased 4.3% for the first quarter of fiscal 2016. Same store sales were positive during the latter part of April as inventory availability improved with the resolution of the port labor dispute. We expect inventory to continue to improve and shortages to have less of an impact on May sales."

"We continue to experience reduced sales volume as compared to the same periods a year ago from tighter underwriting implemented during the first three quarters of fiscal 2015, with an estimated impact of approximately 3-5% to same store sales in the quarter."

"For the month, positive same store sales in consumer electronics was driven by an increase in the television category of 10.1% due to higher average selling prices as a result of an increase in the proportion of television sales from Ultra HD televisions, partially offset by lower same store unit sales. Same store unit sales increased in the furniture and mattress and home appliance categories, offset by lower average selling prices. Same store unit sales in home office were down, partially offset by higher average selling prices."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.conns.com.

We expect to release May sales and delinquency data on June 4, 2015.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 90 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and

•	Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute a sale of its loan portfolio or another strategic transaction on favorable terms; The Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400